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                       FIRST ALBANY COMPANIES INC.              (Exhibit 11)
                    COMPUTATION OF PER SHARE EARNINGS           ------------

                                   Three Months Ended      Six Months Ended
                                   June 30,   June 26,    June 30,   June 26,
                                     1999       1998        1999       1998
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Basic:
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  Net income                        $  817     $1,087      $   20     $2,494
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  Weighted average number of shares
    outstanding during the period    6,937      6,829       6,931      6,819
=============================================================================
  Net income per share              $ 0.12     $ 0.16      $ 0.00     $ 0.37
=============================================================================

Dilutive:
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  Net income                        $  817     $1,087      $   20     $2,494
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  Weighted average number of shares
    outstanding during the period    6,937      6,829       6,931      6,819
  Effective of dilutive common
    equivalent shares                  926        764         777        748
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  Weighted average shares and common
    equivalent shares outstanding    7,863      7,593       7,708      7,567
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  Net income per share              $ 0.10     $ 0.14      $ 0.00     $ 0.33
=============================================================================

**Per share figures and shares outstanding have been restated for all dividends declared.

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